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                                                                    Exhibit 23.3



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our report incorporated herein by reference.

Our report dated February 21, 1997 contains an explanatory paragraph that states that the financial statements were prepared to present the assets related to the product line to be sold by Upsher-Smith Laboratories, Inc. and the net sales and the identified costs and expenses and that they are not intended to be a complete presentation of the product line's financial position, results of operations or cash flows.


                                          /s/ KPMG LLP
                                          KPMG LLP
Minneapolis, Minnesota
August 4, 1999